Exhibit 10.08

LEASE TERMINATION AGREEMENT AND RELEASE

This Lease Termination Agreement and Release (“Agreement”) is entered into as of this 10th day of October, 2002, by and between Army Corps Centre Operating Associates, Limited Partnership, a/k/a Army Corps Operating Associates, LP, a New Mexico Limited Partnership, successor-in-interest to CC Commercial LP (“Army Corps”), Zamba Corporation, a Delaware Corporation (“Zamba”) and ZCA Corporation, a Minnesota Corporation f/k/a Camworks, Inc., (“ZCA”).

FACTS

A.            On or about October 3, 1997, CC Commercial LP, the predecessor-in-interest to Army Corps entered into a lease with Camworks, Inc.  the predecessor-in-interest to ZCA, a wholly-owned subsidiary of Zamba, for premises at 190 South Fifth Street, St. Paul, Minnesota (the “Lease”).  The Lease was amended by the following amendments: Amendment to Lease dated January 5, 1998; Second Amendment to Lease dated November 11, 1998; Third Amendment to Lease dated June 25, 1999; Fourth Amendment to Lease dated November 3, 1999; and Fifth Amendment to Lease dated June 2, 2000.

B.            On or about September 13, 2002, Army Corps filed an Amended Complaint against Zamba and ZCA regarding the Lease in Ramsey County District Court, State of Minnesota (the “Complaint”).

C.            Army Corps, Zamba and ZCA have agreed to terminate the Lease, and any and all amendments or modifications thereto and dismiss the Complaint on the terms and conditions set forth below.

D.            Army Corps Centre Operating Associates, Limited Partnership is a validly registered Foreign Limited Partnership authorized to do business in the State of Minnesota and is the proper party in interest in all respects relating to the Lease and in the case styled Army Corps Operating Associates, LP successor-in-interest to CC Commercial, LP v. Zamba Corporation and ZCA Corporation f/k/a Camworks, Inc., file number 62-C1-02-867 venued in the Ramsey County District Court, State of Minnesota. Furthermore, Army Corps Operating Associates, LP is not a separate or distinct entity from Army Corps Centre Operating Associates, Limited Partnership.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Termination of Lease and Dismissal of Complaint.  Upon execution of this Agreement, the Lease shall be terminated (the “Termination Date”) and Army Corps shall cause its attorneys to file a Stipulation and Order for Dismissal without Prejudice with the Ramsey County District Court.

2.             Termination Payment.  In conjunction with the termination of the Lease and the dismissal of the Complaint, Zamba shall pay to Army Corps the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Termination Payment”), payable in increments (each a “Payment”) according to the following schedule:

October 11, 2002:	$75,000.00
November 1, 2002:	$30,000.00
December 1, 2002:	$30,000.00
January 1, 2003:	$30,000.00
February 1, 2003:	$30,000.00
March 1, 2003:	$30,000.00
April 1, 2003:	$30,000.00
May 1, 2003:	$30,000.00
June 1, 2003:	$30,000.00
July 1, 2003:	$30,000.00
August 1, 2003:	$30,000.00
September 1, 2003:	$125,000.00

All payments may be withheld by Zamba and ZCA until such time as the Stipulation and Order to Dismiss the Complaint, without prejudice, is executed by the respective parties hereto and forwarded to the Ramsey County Court for its consideration.

The October 11, 2002, Payment shall be delivered to Army Corps in the form of a cashier’s check or certified funds made payable to Army Corps Operating Associates, LP and delivered  to 1111 US Bancorp Piper Jaffray Plaza, 444 Cedar Street, St. Paul, Minnesota 55101 c/o Charles E. Keenan.  Each following Payment shall be delivered to Army Corps in the form of a check made payable to Army Corps Operating Associates, LP and mailed to the following address: 330 Garfield Street, Santa Fe New Mexico, 87501 c/o Carol Hoshaw.

3.             Subject to Sections 7 and 10, presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived by Zamba and ZCA relating to the Payments.  Payment hereunder shall be unconditional and without offset, recoupment or deduction of any kind.  Subsequent to any rightful filing of the Confession of Judgment, Zamba and ZCA agree to pay all reasonable costs of collection hereunder including reasonable attorneys’ fees.

4.             Zamba Release.  Zamba, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors-in-interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Army Corps and Army Corps’ respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors-in-interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Lease.  Zamba acknowledges and agrees that the release set forth above applies to all claims relating to the Lease whether those claims are known or unknown, foreseen or unforeseen.

5.             ZCA Release.  ZCA, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors-in-interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Army Corps and Army Corps’ respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors-in-interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Lease.  ZCA acknowledges and agrees that the release set forth above applies to all claims relating to the Lease whether those claims are known or unknown, foreseen or unforeseen.

6.             Army Corps Release.  Except as to the payment obligations of Zamba and ZCA as set forth herein, Army Corps, for itself and for its affiliated corporations and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors-in-interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Zamba and ZCA, their respective members, officers, partners, agents, representatives, employees, servants, attorneys, successors-in-interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys’ fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Lease.  Army Corps acknowledges and agrees that the release set forth above applies to all claims relating to the Lease whether those claims are known or unknown, foreseen or unforeseen.

7.             Confession of Judgment.  Zamba shall execute the attached Confession of Judgment (the “Confession of Judgment”) (attached hereto as Exhibit A) in the amount of the Termination Payment, reduced by the aggregate amount of each Payment received by Army Corps prior to its submission of the Confession of Judgment.  Upon a default in payment by Zamba under this Agreement that is not remedied within ten (10) business days of written notice of such default pursuant to Section 10 of this Agreement from Army Corps to Zamba, Army Corps may submit the Confession of Judgment to the Court identified in the Confession of Judgment.

8.             Entire Agreement.  This Agreement contains the entire agreement between the parties and may only be modified or amended by a writing signed by all parties.

9.             Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota.  Any action regarding or relating to this Agreement shall be venued in a state or federal court located in Ramsey County in the State of Minnesota.

10.           Notices.  Any notice, demand or communication which under the terms of this Agreement or otherwise must or may be given or made by either party shall be in writing and in English, and shall be given or made by registered air mail returned receipt requested, facsimiles (electronic confirmation required) or any delivery (courier) services requiring signature of receipt, addressed to the respective parties as follows:

To Zamba or ZCA:	c/o Zamba Corporation
3033 Excelsior Blvd., Suite 200
Minneapolis, MN 55416
Attention: Chief Financial Officer
Facsimile number: (652) 832-9383

To Army Corps:	Army Corps Operating Associates, LP
330 Garfield Street
Santa Fe, NM 87501
Attention: Carol Hoshaw
Copy to:

Charles E. Keenan
U.S. Bancorp Piper Jaffray Plaza
444 Cedar Street, Suite 1111
St. Paul, MN 55101

Any Notice, demand or other communications shall be deemed to have been given on the dated confirmed as the actual date of delivery by the delivery (courier) service of sent by such service to if sent by registered air mail, as of four days after mailing, or sent by fax, on the next working day after transmission, showing successful completion of the transmission.  Notice sent by fax must also be confirmed by sending notice by delivery (courier) service or by registered mail (but hall be deemed to have been given on the next working day after transmission by fax and receipt by the sender of a confirmation of transmission showing successful completion of the transmission).

11.           No Assignment of Claims.  The parties hereto represent and warrant that they have not transferred or otherwise assigned, whether by contract or operation of law, any of the claims released under this Agreement.

12.           No Reliance on Representations.  Each party to this Agreement represents and acknowledges that through execution of this Agreement, that party does not rely and has not relied upon any representation or statement made by the other party or by any of such other party’s agents, attorney’s or representatives with regard to the subject matter, basis of effect of this Agreement or to otherwise, other that those representations and statement specifically stated in this written Agreement.

13.           Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Agreement by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

14.           Authority.  The parties executing this Agreement represent that they each have authority to enter into this Agreement, and that this Agreement is binding on such party and enforceable in accordance with its terms.  The persons executing this Agreement on behalf of the parties to this Agreement represent and warrant that they individually have authority to enter into this agreement on behalf of such parties.

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

Dated: 10-14-02	ZAMBA CORPORATION

	By:	/s/ Ian Nemerov
Its: General Counsel

Dated: 10-14-02	ZCA CORPORATION

	By:	/s/ Ian Nemerov
Its: Secretary

Dated: Oct. 14, 2002	ARMY CORPS OPERATING ASSOCIATES, LIMITED PARTNERSHIP, a New Mexico limited partnership

By: BGK Army Corps, LLC, its general partner

	By:	/s/ Cheryl Willoughby
Cheryl Willoughby

	Its:	Executive Vice President